UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                   Gaiam, Inc.
                                   -----------
                                (Name of Issuer)

                Class A Common Stock, $.0001 Par Value Per Share
                ------------------------------------------------
                         (Title of Class of Securities)

                                    36268Q103
                                    ---------
                                 (CUSIP Number)

                                  June 30, 2005
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------              --------------------------
CUSIP No. 36268Q103                          13G      Page  2  of 11  Pages
----------------------------------------              --------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
    BENEFICIALLY
       OWNED BY             0 (see Item 4)
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------------------              --------------------------
CUSIP No. 36268Q103                          13G      Page  3  of 11  Pages
----------------------------------------              --------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
    BENEFICIALLY
       OWNED BY             0 (see Item 4)
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------------------              --------------------------
CUSIP No. 36268Q103                          13G      Page  4  of 11  Pages
----------------------------------------              --------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Associates LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
    BENEFICIALLY
       OWNED BY             0 (see Item 4)
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------------------              --------------------------
CUSIP No. 36268Q103                          13G      Page  5  of 11  Pages
----------------------------------------              --------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
      NUMBER OF          6  SHARED VOTING POWER
       SHARES
    BENEFICIALLY
       OWNED BY             0 (see Item 4)
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    Gaiam, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    360 Interlocken Boulevard
                    Broomfield, Colorado 80021

Items 2(a)          Name of Person Filing:
                    ----------------------

                    This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to shares of Class A Common Stock, $0.0001 par value per share ("Shares") of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with
                    respect  to  Shares   beneficially   owned  by  SAC  Capital
                    Associates; (iii) SAC Capital Associates with respect to Shares beneficially owned by it; and (iv) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management and SAC Capital Associates (collectively, the "Reporting Persons").

Item 2(b)           Address of Principal Business Office:
                    -------------------------------------

                    The address of the principal business office of (i) SAC Capital Advisors, and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) SAC Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

Item 2(c)           Citizenship:
                    ------------

                    SAC Capital Advisors and SAC Capital Management are Delaware limited liability companies. SAC Capital Associates is an Anguillan limited liability company. Mr. Cohen is a United States citizen.

Item 2(d)           Title of Class of Securities:
                    -----------------------------

                    Class A Common Stock, par value $0.0001 per share

Item 2(e)           CUSIP Number:
                    -------------

                    36268Q103

Item 3              Not Applicable

Item 4              Ownership:
                    ----------

                    As of the close of business on July 8, 2005:

                    1. S.A.C. Capital Advisors, LLC
                    (a) Amount of Shares beneficially owned: 0
                    (b) Percent of class: 0%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 0
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 0

                    2. S.A.C. Capital Management, LLC
                    (a) Amount of Shares beneficially owned: 0
                    (b) Percent of class: 0%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 0
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 0


                    3. S.A.C. Capital Associates, LLC
                    (a) Amount of Shares beneficially owned: 0
                    (b) Percent of class: 0%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 0
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 0

                    4. Steven A. Cohen
                    (a) Amount of Shares beneficially owned: 0
                    (b) Percent of class: 0%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 0
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 0

                    SAC Capital Advisors, SAC Capital Management and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Mr. Cohen controls each of SAC Capital Advisors and SAC Capital
                    Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

                    Mr. Michael Zimmerman was previously employed as a portfolio manager by SAC Capital Management and is currently a principal of Prentice Capital Management, LP. As provided in the Schedule 13D of Prentice Capital Management, LP filed on July 8, 2005 relating to the Issuer (the "Prentice 13D"), Mr. Zimmerman may be deemed to control Prentice Capital Management, LP. In connection with Mr. Zimmerman's departure from SAC Capital Management, on April 30, 2005 certain securities held by SAC Capital Associates and certain of its affiliates and managed by SAC Capital Advisors, SAC Capital Management and certain of their affiliates were transferred to an account managed (the "Managed Account") by Prentice Capital Management, LP pursuant to an investment management agreement among SAC Capital Advisors, Prentice Capital Management, LP and Mr. Zimmerman. The transferred securities included 555,497 Shares of the Issuer.

                    The securities in the Managed Account are held in the name of SAC Capital Associates. Prentice Capital Management has, except in limited circumstances, the power to vote or to direct the vote and to dispose or to direct the disposition of the securities in the Managed Account, including any securities of the Issuer held therein. As of the close of business on July 8, 2005, the Managed Account contained 1,688,407 Shares of the Issuer. Each of SAC Capital Advisors, SAC Capital Management, SAC Capital Associates and Mr. Cohen disclaim beneficial ownership of any of the securities held in the Managed Account and no such securities are reported herein as being owned by the Reporting Persons.

                    As provided in the Prentice 13D, Mr. Zimmerman and Prentice Capital Management, LP have voting and dispositive authority over investments managed for certain entities in managed accounts. The securities of the Issuer held in the Managed Account are reported in the Prentice 13D. The Reporting Persons disclaim group ownership with Prentice Capital

                    Management, LP as to the securities held in the Managed Account and as to any other securities beneficially owned by Prentice Capital Management, LP or its affiliates.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                    securities, check the following.    [X]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members
                    ---------------------------------------------
                    of the Group:
                    ------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    --------------

                    By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 11, 2005


S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By:/s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person